EXHIBIT 99.1
Zapata Corporation Announces Completion of Omega Protein’s Re-Purchase of 9.3 Million Shares of
Common Stock for $47.5 Million
Rochester, NY, November 28, 2006. Zapata Corporation (NYSE:ZAP) Chairman and CEO, Avram Glazer, announced today that Zapata has closed its previously announced transaction to sell 9,268,292 shares of Omega Protein Corporation (NYSE:OME) common stock to Omega at a purchase price of $5.125 per share, or $47.5 million. In connection with the closing, Zapata’s two representatives, Avram A. Glazer and Leonard DiSalvo, have resigned from Omega’s Board of Directors.
Zapata continues to own 5,232,708 shares of Omega Protein common stock, or 33% of the company. The agreement with Omega also provides that if Zapata still owns any Omega Protein shares 270 days from today’s close, that Omega Protein has the option for 120 days thereafter to purchase those shares held by Zapata at a purchase price of $4.50 per share, payable in immediately available funds. Zapata is not restricted under the agreement from selling the remaining shares in the mean time.
Mr. Glazer said, “The closing of this transaction represents an important step as we continue to explore ways to enhance shareholder value.”
About Zapata:
Zapata is a holding company which currently has one operating company, Omega Protein Corporation (NYSE:OME) in which the Company now has a 33% ownership interest. In addition, Zapata owns 98% of Zap.Com Corporation (OTCBB: ZPCM), which is a public shell company.
FORWARD-LOOKING STATEMENTS
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are “forward-looking” statements that involve risks and/or uncertainties as described in Part II, Item 1A “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, as well as Part I, Item 1A., “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2005. You are cautioned not to place undue reliance on any forward-looking statements. The Company’s actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.
Contact:
Zapata Corporation
Leonard DiSalvo
585-242-8703